UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 8, 2013

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35416	26-3718801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8490 Progress Drive, Suite 300, Frederick, MD		21701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 345-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2013, U.S. Silica Holdings, Inc. (the “Company”) and certain stockholders of the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, as the sole underwriter, in connection with the offering of 11,500,000 shares of the Company’s common stock (the “Offering”), sold by the selling stockholders, at a public offering price of $31.50 per share. The Underwriting Agreement grants the underwriter a 30-day option to purchase an additional 1,575,000 shares of the Company’s common stock from one of the selling stockholders, and the underwriter exercised this option in part on November 11, 2013, purchasing 379,000 additional shares. The Underwriting Agreement contains customary representations, warranties, covenants and conditions. In the Underwriting Agreement, the Company agreed to indemnify the underwriter and the selling stockholders against certain liabilities that could be incurred by them in connection with the Offering.

The closing of the sale of the shares contemplated by the Underwriting Agreement occurred on November 14, 2013. The selling stockholders received all of the proceeds from the Offering, and the Company did not receive any proceeds from the Offering.

The Offering was made pursuant to the Company’s Registration Statement on Form S-3 (No. 333-186406) (the “Registration Statement”), including a prospectus supplement dated November 8, 2013 to the prospectus contained in the Registration Statement dated March 8, 2013, filed by the Company pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached hereto as Exhibit 1.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Offering, Prescott Ashe and Brian Slobodow each tendered their resignation from the Company’s Board of Directors effective January 2, 2014. Mr. Ashe’s and Mr. Slobodow’s decision to resign is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2013

U.S. SILICA HOLDINGS, INC.

/s/ Christine C. Marshall
Christine C. Marshall General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 8, 2013.